Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated October 15, 2011 with respect to the consolidated financial statements of Eros International Plc and its subsidiaries contained in Amendment No. 1 to the Registration Statement. We consent to the use of the aforementioned report in Amendment No. 1 to the Registration Statement and Prospectus and to the use of our name as it appears under the captions “Experts” and “Independent Registered Public Accounting Firm.”

/s/ GRANT THORNTON UK LLP

London, UK

April 23, 2012